Exhibit 99.1

SYSTEM1, A LEADING OMNICHANNEL CUSTOMER ACQUISITION
PLATFORM, TO BECOME A PUBLICLY LISTED COMPANY THROUGH A
BUSINESS COMBINATION WITH TREBIA ACQUISITION CORP.

●	System1, a fast-growing and profitable omnichannel customer acquisition platform, will be valued at $1.4 billion in connection with the transaction.

●	The growth capital provided by the transaction will accelerate System1’s leading position as a privacy-centric digital marketer, allow for investment in its proprietary technology platform (Responsive Acquisition Marketing Platform, or RAMP) and complete its acquisition of Protected.net.

●	The transaction includes up to $600 million of fully committed financing, comprised of a debt commitment of up to $400 million and a $200 million equity backstop from Cannae Holdings, Inc. (NYSE: CNNE) that, together with a portion of the debt commitment, will be utilized as a backstop for potential future Trebia redemptions. This backstop combined with the potential for management to roll additional equity will cover 100% of any potential future redemptions by Trebia public stockholders.

●	The transaction will provide $175 million[1] in cash to System1’s balance sheet[2].

●	The transaction is expected to close in Q4 2021; the parent company will be known as System1 Group, Inc. and will trade its shares of common stock on the NYSE under the ticker symbol “SST”.

LOS ANGELES, CA, June 29, 2021 – System1, a leading omnichannel customer acquisition platform, and Trebia Acquisition Corp. (“TREB” or “Trebia”) (NYSE: TREB), a special purpose acquisition company (“SPAC”) formed by entities affiliated with William P. Foley, II and Frank R. Martire, Jr., today announced a definitive agreement for a business combination that would result in System1 becoming a publicly listed company. Upon closing of the transaction, the combined company will be named System1 Group, Inc. and is expected to be listed on the NYSE and trade under the new ticker symbol “SST”.

Founded in 2013, System1 has developed a proprietary end-to-end responsive acquisition marketing platform (RAMP) which the Company uses to acquire intent-driven customers on behalf of its advertising partners and its own products. The Company operates a portfolio of over 40 digital properties that help over 120mm monthly visitors navigate their everyday lives and include, among others, MapQuest, Startpage, HowStuffWorks, info.com and CarsGenius.

Concurrent with this transaction, System1 will be combining with Protected.net, a leading developer of security and privacy subscription products with over 2 million paying subscribers. The acquisition enables System1 to grow its privacy-focused products and further diversify its business model. The combined business is ideally positioned for the privacy-centric future of digital marketing.

[1]	Assuming $325 million of debt.

[2]	Assuming no redemptions by Trebia stockholders

System1 differentiates itself from other customer acquisition companies in two critical ways: first, where most customer acquisition companies are focused on one or two advertising verticals, System1’s business is vertical-agnostic and is instead diversified across a large spectrum of high value advertising verticals; second, in addition to providing customer acquisition for its advertising partners, the Company uses its RAMP platform to acquire customers for its own subscription products.

The Company’s RAMP platform has enabled it to scale its business to a projected $120 million of billings-based Adjusted EBITDA this year. Between 2018 and 2022, System1 expects to grow its billings-based revenue at a 31% compound annual growth rate, with billings-based EBITDA growth slightly faster at 32% over the same time period. The business grew during the pandemic despite the significant disruption in the online advertising industry as a whole.

“This announcement marks a significant milestone in System1’s natural evolution to a public company. The transaction will provide capital for accelerated investment in our RAMP technology and further our position as a leader in privacy-centric customer acquisition,” said System1 Co-Founder and CEO Michael Blend. “At System1, we strive to improve every single day - our technology, our business, our community, and ourselves. I am thrilled for our entire team and to have Trebia join us on our journey.”

William P. Foley, II, Chairman of Cannae Holdings, commented, “We are very excited to participate in the combination of Trebia and System1 given the opportunity set that we see ahead for the combined Company. System1 is differentiated in the digital marketing sector given its significant scale and diversification across the full spectrum of advertising verticals. This has allowed the Company to deliver impressive growth across multiple industry verticals and market environments. Given the Company’s position and outlook, I am pleased that we have the opportunity to partner with this exciting business.”

Frank R. Martire, Jr., Chairman of Trebia, who will remain on the board of directors of the combined company at the close of the transaction, added, “We are extremely excited and honored to partner with System1. We are confident the Company’s demonstrated track record of innovation in omnichannel customer acquisition will allow System1 to maintain and expand its market leading position with its RAMP platform. Under Mr. Blend’s leadership, the Company has developed an incredible team of more than 300 employees, as well as a diversified and highly profitable business. We look forward to working with Michael and the entire System1 team to accelerate the Company’s continued growth.”

Transaction Overview

The transaction is anticipated to provide approximately $175 million of cash, assuming no redemptions by TREB’s public stockholders. These proceeds will be used to continue to fund the Company’s growth initiatives, invest in the Company’s RAMP platform, and for acquisitions.

●	The $518 million of cash held in Trebia’s trust account is backstopped by the $200 million equity commitment from Cannae, together with $218 million of the BofA Securities debt commitment, which will be utilized as a backstop for potential future redemptions by Trebia public stockholders. This in conjunction with the potential for management to roll additional equity creates a 100% backstop for potential future redemptions.

●	Holders of a significant majority of equity of System1 and Protected.net have committed to roll their equity into the combined company.

●	The post-money enterprise value of the combined company is $1.4 billion at the $10.00 per share price[2].

●	Michael Blend, System1’s Co-Founder & CEO, and Tridivesh Kidambi, its CFO, will continue in their current roles along with the rest of the System1 executive team.

●	Michael Blend will remain Chairman of the Board of System1 and will be joined by William P. Foley, II and Frank R. Martire, Jr. after the transaction closes. The Company expects to add up to 4 more directors in the upcoming months.

The boards of directors of both System1 and TREB have approved the proposed transaction, subject to, among other things, the approval by TREB’s stockholders and satisfaction or waiver of the other conditions stated in the definitive documentation.

Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by TREB with the Securities and Exchange Commission and available at www.sec.gov.

The transaction is expected to close in Q4 of 2021.

Advisors

Evercore is acting as exclusive financial advisor to System1. Latham & Watkins LLP and Willkie Farr & Gallagher LLP are acting as legal advisors to System1.

Trethowans and Greenberg Glusker are acting as legal advisors to Protected.net.

BofA Securities is acting as lead financial and capital markets advisor to Trebia, and provided the committed debt financing. Credit Suisse and Moelis & Company are also acting as capital markets advisors to Trebia. Weil, Gotshal & Manges LLP is acting as legal advisor to Trebia.

Investor Conference Call Information

System1 and Trebia will host a joint investor conference call to discuss the proposed transaction on Tuesday, June 29, 2021 at 8:30AM ET. The call can be accessed at http://ir.system1.com.

About System1

System1 combines best-in-class technology & data science to operate the world’s most advanced Responsive Acquisition Marketing Platform (RAMP). System1’s RAMP is omni-channel and omni-vertical, and built for a privacy-centric world. RAMP enables the building of powerful brands across multiple consumer verticals, the development & growth of a suite of privacy-focused products, and the delivery of high-intent customers to advertising partners.

For more information, visit www.system1.com

About Trebia Acquisition Corp.

Trebia Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more business entities. The company was founded by William P. Foley, II and Frank R. Martire, Jr. on February 11, 2020 and is headquartered in New York, NY.

For more information, visit www.trebiaacqcorp.com

Important Information and Where to Find It

In connection with the proposed business combination, a proxy statement/prospectus is expected to be filed by Trebia, with the U.S. Securities and Exchange Commission (“SEC”) that will include preliminary and definitive proxy statements to be distributed to holders of Trebia ordinary shares in connection with Trebia’s solicitation for proxies for the vote by Trebia’s shareholders in connection with the proposed business combination with S1 Holdco, LLC (“S1” and System1’s parent entity) and Protected.net Group Ltd. (“Protected”, and together with its and S1’s respective subsidiaries, collectively “System1”) and other matters as described in the proxy statement/prospectus of Trebia relating to the offer of the securities to be issued in connection with the completion of the business combination. Trebia and System1 urge investors, shareholders and other interested persons to read, when available, the proxy statement/prospectus, as well as other documents filed with the SEC in connection with the proposed business combination, as these materials will contain important information about Trebia, System1 and the proposed business combination. Such persons can also read Trebia’s final prospectus, as amended, dated June 16, 2020 (SEC File No. 333-238824) which was filed with the SEC on June 18, 2020, for a description of the security holdings of Trebia’s officers and directors and their respective interests as security holders in the consummation of the proposed business combination. After the proxy statement/prospectus has been filed and declared effective, the definitive proxy statement/prospectus will be mailed to Trebia’s shareholders as of a record date to be established for voting on the proposed business combination. Shareholders will also be able to obtain copies of such documents, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to:

Trebia Acquisition Corp., 41 Madison Avenue, Suite 2020, New York, NY 10010, or (646) 450-9187.

Participants in the Solicitation

Trebia and System1, and their respective directors, executive officers and other employees and members of their management may be deemed, under SEC rules, to be participants in the solicitation of proxies of Trebia’s shareholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Trebia’s directors and executive officers in Trebia’s final prospectus, as amended, dated June 16, 2020 (SEC File No. 333-238824), which was filed with the SEC on June 18, 2020. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Trebia’s shareholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus for the proposed business combination when available. Information concerning the interests of Trebia’s and System1’s participants in the solicitation, which may, in some cases, be different than those of Trebia’s and System1’s equity holders generally, will be set forth in the proxy statement/prospectus relating to the proposed business combination when it becomes available.

No Offer or Solicitation

This document does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This document also does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward Looking Statements

This communication includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding Trebia, System1 or their respective management team's expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this document may include, for example, statements about System1's industry and market sizes; future opportunities for System1; expectations and projections concerning the future financial and operational performance and/or results of operations of System1; and the proposed business combination transaction between Trebia and System1, including the implied enterprise value, ownership structure and the likelihood and ability of the parties to successfully consummate the transaction.

The forward-looking statements contained in this document are based on Trebia's and System1's current expectations and beliefs concerning future developments, and their potential effects on Trebia or System1 taking into account information currently available.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause System1's actual financial results or operating performance to be materially different from those expressed or implied by these forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the business combination agreement (the “Agreement”); (2) the outcome of any legal proceedings that may be instituted against Trebia and/or System1 following the announcement of the Agreement and the transactions contemplated therein; (3) the inability to complete the proposed business combination, including due to failure to obtain approval of the shareholders of Trebia, certain regulatory approvals, or satisfy other conditions to closing in the Agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 on System1’s business and/or the ability of the parties to complete the proposed business combination; (6) the inability to maintain the listing of Trebia’s ordinary shares on NYSE following the proposed business combination; (7) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (8) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of System1 to grow and manage growth profitably, and retain its key employees; (9) costs related to the proposed business combination; (10) changes in applicable laws or regulations (including those concerning data security, consumer privacy and/or information sharing); and (11) the possibility that Trebia or System1 may be adversely affected by other economic, business, and/or competitive factors. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Trebia’s most recent filings with the SEC and will be contained in the proxy statement/prospectus expected to be filed in connection with the proposed business combination.

Contacts:

Investors
Ashley DeSimone
ICR, Inc.
ashley.desimone@icrinc.com

Media
Dan McDermott
ICR, Inc.
dan.mcdermott@icrinc.com

Source: System1